Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-161379

$500,000,000

5.50% First and Refunding Mortgage Bonds, Series 2010A,

Due 2040

SUMMARY OF TERMS

Security:	5.50% First and Refunding Mortgage Bonds, Series 2010A, Due 2040

Issuer:	Southern California Edison Company

Principal Amount:	$500,000,000

Ratings of Securities:	A1/A/A+ (Moody’s / S&P/ Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	March 8, 2010

Settlement Date:	March 11, 2010

Maturity:	March 15, 2040

Benchmark US Treasury:	4.375% due November 15, 2039

Benchmark US Treasury Yield:	4.683%

Spread to Benchmark US Treasury:	+90 basis points

Reoffer Yield:	5.583%

Coupon:	5.50%

Coupon Payment Dates:	March 15 and September 15

First Coupon Payment Date:	September 15, 2010

Public Offering Price:	98.797

Optional Redemption:	Callable at any time, in whole or in part, at a “make whole” premium of T+15 bps

CUSIP/ISIN:	842400FP3/US842400FP31

Joint Book-running Managers:	Citigroup Global Markets Inc. (“Citi”) Credit Suisse Securities (USA) LLC (“Credit Suisse”) J.P. Morgan Securities Inc. (“J.P. Morgan”) RBS Securities Inc. (“RBS”)

Co-managers:	Aladdin Capital LLC Guzman & Company Loop Capital Markets LLC Mitsubishi UFJ Securities (USA), Inc. SL Hare Capital, Inc. Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407 for Citi, by calling 1-800-221-1037 for Credit Suisse, by calling 1-212-834-4533 for J.P. Morgan, or by calling 1-866-884-2071 for RBS.